UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Soliciting Material Pursuant to §240.14a-12

SANTA FE ENERGY TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SANTA FE ENERGY TRUST

The Bank of New York Trust Company, N.A., Trustee
919 Congress Avenue, Suite 500
Austin, Texas 78701

May 25, 2007

To Unitholders of Santa Fe Energy Trust:

You are cordially invited to attend a Special Meeting of the Unitholders of Santa Fe Energy Trust (the “Meeting”) to be held on June 22, 2007, at 10:00 a.m., Central Time, at the offices of the Trustee at 601 Travis, 16th Floor, Houston Texas 77002. Please find enclosed a notice to Unitholders, a Proxy Statement describing the business to be transacted at the Meeting, and a form of Proxy for use in voting at the Meeting.

At the Meeting, you will be asked to vote on a proposal to extend the date by which the Trustee is required to use its reasonable efforts to sell all of the Net Profits Royalties from June 30, 2007 to November 30, 2007, and to extend certain related deadlines. As described in the enclosed Proxy Statement, the Trustee believes that the proposal is in the best interests of the Unitholders, and recommends that Unitholders approve the proposal. Approval of the proposal will not change the Trust’s liquidation date, which will be no later than February 15, 2008.

All Unitholders are cordially invited to attend the Meeting in person. However, to ensure your representation at the Meeting, you are urged to complete, sign, date, and return the enclosed Proxy as promptly as possible in the enclosed postage paid envelope. Returning your Proxy will help the Trust assure that a quorum will be present at the Meeting and avoid the additional expense of duplicate proxy solicitations, and will ensure that your Units are voted in accordance with your instructions. Any Unitholder attending the Meeting may vote in person even if he or she has returned the Proxy.

Very truly yours,
THE BANK OF NEW YORK TRUST COMPANY, N.A.
Trustee of Santa Fe Energy Trust

NOTICE OF SPECIAL MEETING OF TRUST UNITHOLDERS

To Be Held June 22, 2007

A Special Meeting (the “Meeting”) of Unitholders of Santa Fe Energy Trust (the “Trust”), a trust created under the laws of the State of Texas and governed by the terms of a Trust Agreement dated as of November 19, 1992 (the “Trust Agreement”) between Santa Fe Energy Resources, Inc. and Texas Commerce Bank National Association, as predecessor in interest to The Bank of New York Trust Company, N.A. (the “Trustee”), will be held on June 22, 2007, at 10:00 a.m., Central Time, at the offices of the Trustee at 601 Travis, 16th Floor, Houston, Texas 77002, for the following purposes, all of which are more fully described in the accompanying Proxy Statement dated May 25, 2007:

•       To consider and vote upon a proposal to extend the date by which the Trustee is required to use its reasonable efforts to sell all of the Net Profits Royalties held by the Trust from June 30, 2007 to November 30, 2007, and to extend certain related deadlines; and

•       To transact such other business as may properly come before the Meeting.

The close of business on May 25, 2007 (the “Record Date”) has been fixed as the record date for the determination of Unitholders entitled to receive notice of, and to vote at, the Meeting and any adjournment or postponement thereof. Only holders of record of units of the Trust at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting.

The enclosed Proxy is being solicited by the Trustee. Whether or not you plan to attend the Meeting, please complete, sign, date, and return the enclosed Proxy as promptly as possible.

The Trustee recommends approval of the proposal to extend the date by which the Trustee is required to use its reasonable efforts to sell all of the Net Profits Royalties held by the Trust from June 30, 2007 to November 30, 2007, and to extend certain related deadlines.

THE BANK OF NEW YORK TRUST COMPANY, N.A.
Trustee of Santa Fe Energy Trust
Austin, Texas
May 25, 2007

SANTA FE ENERGY TRUST

The Bank of New York Trust Company, N.A., Trustee
919 Congress Avenue, Suite 500
Austin, Texas 78701

PROXY STATEMENT

INTRODUCTION

The Bank of New York Trust Company, N.A. (the “Trustee”), as trustee of Santa Fe Energy Trust (the “Trust”), requests your proxy for use at the Special Meeting (the “Meeting”) of holders of units of the Trust (the “Units”) to be held on June 22, 2007, at 10:00 a.m. Central Time, at the offices of the Trustee located at 601 Travis, 16th Floor, Houston, Texas 77002, and at any adjournment or postponement thereof. By signing and returning the enclosed Proxy, you authorize the persons named in the Proxy to represent you and to vote your Units at the Meeting. This Proxy Statement and the form of Proxy are first being mailed or sent to holders of Units (the “Unitholders”) on or about May 26, 2007. This solicitation of proxies is made by the Trustee and will be conducted primarily by mail and by telephone. Representatives of the Trustee may also solicit proxies personally or by telephone, telegram, or other forms of wire or facsimile communication. The Trust has engaged MacKenzie Partners to assist with the solicitation of proxies, and will pay the costs of the solicitation, including reimbursement of forwarding expenses.

The Trustee has fixed the close of business on May 25, 2007 (the “Record Date”) as the record date for the determination of Unitholders entitled to notice of, and to vote at, the Meeting and any postponement or adjournment thereof. The outstanding voting securities of the Trust as of the Record Date consisted of 6,300,000 Units, with each Unit entitled to one vote. All properly executed and timely received proxies will be voted in accordance with the instructions marked thereon or otherwise provided therein. Accordingly, unless instructions to the contrary are marked, proxies will be voted FOR the proposal to extend the date by which the Trustee is required to use its reasonable efforts to sell all of the Net Profits Royalties held by the Trust from June 30, 2007 to November 30, 2007, and for related amendments to the Trust Agreement as described in more detail below (the “Proposal”). Any Unitholder may revoke a proxy at any time prior to its exercise by giving written notice to the Trustee at the offices of the Trustee at 919 Congress Avenue, Suite 500, Austin, Texas 78701, by signing and delivering another proxy of a later date, or by personally voting at the Meeting.

A quorum at the Meeting will consist of the presence, in person or by proxy, of a majority of the Units issued and outstanding and entitled to vote at the Meeting. In the event a quorum is not present, the Trustee or the holders of a majority of the Units who are present or represented by proxy at the Meeting will have the power to adjourn the Meeting from time to time without notice, other than an announcement at the Meeting of the time and place of the holding of the adjourned meeting, until a quorum is present. At any such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the Meeting had a quorum originally been present. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each Unitholder of record entitled to vote at the adjourned meeting.

Proxies solicited by this Proxy Statement may be used to vote in favor of any motion to adjourn the Meeting, even if a quorum is present. Whether or not a quorum is present, the persons named in the Proxies may vote in favor of any motion to adjourn the Meeting to a subsequent day if, prior to the Meeting, such persons have not received sufficient proxies to approve the Proposal. If such a motion is approved but sufficient proxies are not received by the time set for the resumption of the Meeting, this process may be repeated until sufficient proxies to vote in favor of the Proposal have been received or it appears that sufficient proxies will not be received. Abstentions and broker non-votes will count in determining if a quorum is present at the Meeting. A broker non-vote occurs if a broker or other nominee attending the Meeting in person or submitting a proxy does not have discretionary authority to vote on a particular item and has not received voting instructions with respect to that item.

Brokers do not have discretion to vote on the Proposal without your instruction. If you do not instruct your broker how to vote on the Proposal, your broker will deliver a non-vote on the Proposal.

The affirmative vote of a majority of the Units entitled to vote at the Meeting will be required to approve the Proposal. Consequently, abstentions and broker nonvotes will have the effect of votes against the Proposal.

The Trust has engaged MacKenzie Partners to assist in soliciting proxies for the Meeting. Costs for proxy solicitation services provided by MacKenzie Partners are anticipated to be $10,000, plus reimbursement of out-of-pocket expenses.

If the enclosed Proxy is returned and you have indicated how you wish to vote, the Proxy will be voted in accordance with your instructions. Should the enclosed Proxy be returned without instructions on how you wish to vote on the Proposal, your Proxy will be deemed to grant such authority and will be voted FOR the Proposal.

Unitholders may call the Trust’s proxy solicitor, MacKenzie Partners, toll-free at 1-800-322-2885 for assistance with voting.

PROPOSAL—EXTENSION OF THE DATE BY WHICH THE TRUSTEE IS REQUIRED TO USE ITS REASONABLE EFFORTS TO SELL ALL OF THE NET PROFITS ROYALTIES FROM JUNE 30, 2007 TO NOVEMBER 30, 2007 AND EXTENSION OF CERTAIN RELATED DEADLINES

Summary

As described in more detail below, the terms of the Trust require the Trustee to use all reasonable efforts to sell all of the net profits royalties (the “Net Profits Interests”) held by the Trust for cash by June 30, 2007. If any of the Net Profits Interests have not been sold by June 30, 2007, Devon Energy Production Company, L.P., a wholly-owned subsidiary of Devon Energy Corporation (“Devon”), as the successor in interest to Santa Fe Energy Resources, Inc. (“Santa Fe”), has the right to buy the remaining Net Profits Interests at an appraised fair market value.

As previously disclosed by the Trust, Devon has identified issues regarding the Trust’s ownership of the Net Profits Interests. Devon has informed the Trustee that Devon is conducting a review of these issues, but that Devon may not be able to complete its review until approximately July 1, 2007. As a result of the issues identified by Devon, the Trustee has been unable to commence the marketing of the Net Profits Interests, and may not be able to do so before the first week of July 2007. The Trustee has been advised by its financial advisor that the marketability of the Net Profits Royalties would be substantially impaired if the Trust were required to market and sell the Net Profits Interests by June 30. Consequently, the Trustee has requested an extension of the sale deadline and related deadlines set forth in the Trust Agreement from June 30, 2007 to November 30, 2007, and Devon has consented to the extensions. However, because the extensions require an amendment of the Trust Agreement, they will not be effective unless approved by the Trust Unitholders. As described below, the Trustee has called a meeting of Trust Unitholders and is soliciting proxies to approve the proposal to extend the sale deadline and related deadlines in order to increase the marketability and value the Trust would be likely to receive upon the sale of the Net Profits Royalties. If the proposal is not approved by the Trust Unitholders, Devon may purchase the Net Profits Interests at an appraised value after June 30, 2007.

Background

The Trust was created by Santa Fe in 1992. In August 2000 Santa Fe was acquired by Devon, and consequently Devon became the owner of the oil and gas interests from which the Trust’s Net Profits Interests were created. The Net Profits Interests and a royalty interest in the Wasson ODC (the “Wasson ODC Royalty”) are the principal assets of the Trust. The Depositary Units, which are traded on the New York Stock Exchange under the symbol “SFF”, represent beneficial ownership of one trust unit and a $20 face amount beneficial ownership interest in a portfolio of United States Treasury stripped interest coupons that mature on February 15, 2008 (the “Liquidation Date”). Under the Trust Agreement, the Trust will terminate no later than the Liquidation Date.

The Trust Agreement directs the Trustee, without any vote of the Unitholders, to use all reasonable efforts to sell all of the Net Profits Interests held by the Trust for cash between June 30, 2006 and June 30, 2007. Under the Trust Agreement, Devon, as successor in interest to Santa Fe, has the right to purchase any or all of the interests at the same price and terms as those of any proposed sale. The Trust Agreement further provides that after June 30, 2007, Devon has the right to either buy any Net Profits Interests not sold by June 30, 2007 at an appraised fair market value or, if Devon chooses not to do so, the Trustee is directed to sell the remaining Net Profits Interests in an auction or by sealed bid.

In April 2006, in preparation for the Trust’s sale of the Net Profits Interests in accordance with the Trust Agreement, Devon began a review of its files relating to the Net Profits Interests. In July 2006 Devon informed the Trustee that the files Devon had acquired as a result of its acquisition of Santa Fe in 2000 relating to the Trust’s Net Profits Interests were incomplete, and that significant effort would be required to supplement the files with documentation of a quality adequate to facilitate the sale of the Net Profits

Interests. At that meeting, Devon and the Trustee discussed the advisability of retaining an independent consultant to assist with a review of the title documentation and remedial work to the title documentation if necessary, and agreed that Devon would undertake further research and review of the facts, but did not agree upon the retention of an independent consultant. At approximately the same time, the Trustee received unsolicited indications of interest in purchasing the Net Profits Interests and other oil and gas interests held by the Trust from potential purchasers, and the Trustee began the process of identifying and interviewing independent financial advisors to assist with the marketing and sale of the interests. In late 2006 and January 2007, while Devon continued its review of the title documentation relating to the Trust’s Net Profits Interests, the Trustee obtained written proposals from three independent financial advisors, and selected Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”) to serve as financial advisor to the Trustee in connection with the sale of the Net Profits Interests. Stifel Nicolaus was not formally engaged as the Trustee’s financial advisor until May 2007 however.

In February 2007, in anticipation of Stifel Nicolaus’ formal engagement as the Trustee’s financial advisor, representatives of the Trustee and Stifel Nicolaus met with representatives of Devon to discuss the potential sale process and the information and documentation Stifel Nicolaus would likely require in order to assist the Trustee in marketing the Trust’s properties if Stifel Nicolaus was engaged as the Trustee’s financial advisor, and the status of Devon’s review of the documentation relating to the Trust’s Net Profits Interests. During this meeting Devon informed the Trustee that it appeared that a number of interests that had been reported as being owned by the Trust might have been incorrectly reported, and that these issues could potentially affect the Trust’s ownership and thus the asset base to be sold when the Trust sold its Net Profits Interests. The Trustee and Stifel Nicolaus inquired whether the issues meant that prior quarterly distributions to the Trust could have been greater than they should have been, and Devon responded that that was likely, but that the review of the documentation of the Net Profits Interests was not complete and that the information discussed at the meeting was preliminary and unreliable at that time.

On March 7, 2007, in anticipation of Stifel Nicolaus’ formal engagement as the Trustee’s financial advisor, the Trustee and Stifel Nicolaus held a conference call with Devon to discuss the status of Devon’s review and preparation for the sale of the Trust’s interests. During the call, Devon informed the Trustee that Devon continued to believe that it might have incorrectly reported interests not actually held by the Trust as being owned by the Trust, and that it might have overpaid the Trust during 2006 and prior years by a significant amount on the Trust’s Net Profits Royalties. Devon stated that it was possible that the aggregate amount of the overpayments could have been as much as $4 million, but stated that Devon could not provide any reliable estimate of the amount of the possible overpayments at that time. On March 12, 2007, the Trust issued a press release and filed a Report on Form 8-K regarding the possibility that Devon had overpaid the Trust over an unknown period of time.

Promptly after the Trust issued its March 12, 2007 press release, the Trustee and Devon discussed the issues involved several times. Independent oil and gas title consultants from multiple consulting firms were retained, and Devon committed internal resources in its effort to complete its review and to determine whether it had actually included interests not owned by the Trust in the reports previously sent to the Trustee and to the Trust’s independent petroleum engineers, and whether it had actually overpaid the Trust, and if so, by how much. In addition, the Trustee retained outside consultants to review the work being performed by Devon and its outside consultants.

As a result of the issues described in the March 12 press release, Stifel Nicolaus advised the Trustee that, in Stifel Nicolaus’ professional judgment based solely upon the information then currently provided to Stifel Nicolaus by the Trustee without any independent investigation or analysis, in the absence of a definitive resolution regarding the Net Profits Interests, it would be impractical to initiate a marketing process, and the Trustee determined that it was in the best interests of the Unitholders to delay the marketing of the Trust’s interests until the issues could be resolved.

Devon has advised the Trustee that Devon is using its best efforts to complete its review as promptly as practicable, but that it could take until approximately July 1, 2007 to complete the review. The Trustee has instructed the outside consultants retained by the Trustee to review the work performed by Devon as it becomes available. The Trustee has discussed the status of these reviews with Stifel Nicolaus, and Stifel Nicolaus has advised the Trustee that, assuming that no significant additional issues are identified and that those that have been identified are adequately rectified and/or disclosed, it recommends beginning the marketing of the Trust’s interests as soon as Devon completes its review and provides the necessary information to Stifel Nicolaus. Assuming that Devon completes its review on or prior to July 1, 2007 and that no significant additional issues are identified, the Trustee anticipates that the marketing process can therefore begin on or soon after July 1, 2007.

In light of the matters described above, and in order to maximize the value of the Net Profits Interests and the amounts to be distributed to the Unitholders from the sale of those interests, the Trustee requested that Devon consent to an extension of the June 30, 2007 deadline for the sale of the Net Profits Interests to November 30, 2007, and Devon agreed to the extension. Devon also agreed to the extension of related deadlines in order to provide the Trustee with time to market and sell the properties. However, because the extension will require an amendment of the Trust Agreement, it is also subject to the approval of the Unitholders.

Approval of the Proposal will not result in an extension of the date on which the Trust is required to liquidate, which is no later than February 15, 2008. Approval of the Proposal also will not have any effect on the maturity date of the treasury obligations held under the Depositary Agreement, or on the distribution to the Unitholders of the amounts to which they will be entitled upon maturity of the treasury obligations.

Status of Devon’s Review of the Overpayment Issues

As discussed in the Trust’s Reports on Form 8-K filed with the SEC on March 12, 2007 and May 3, 2007, and as described above, Devon has advised the Trustee that Devon is working to complete its review of the properties in which the Trust has an interest. Devon’s most recent estimate of the date by which it will complete its review is approximately July 1, 2007. Devon has informed the Trustee that Devon now estimates the aggregate amount of the potential overpayments to the Trust at approximately $6.7 million. Devon has also informed the Trustee that the December 31, 2005 reserve report prepared for the Trust by its independent petroleum engineers included interests purportedly held by the Trust in a field located in Texas known as the Anton-Irish field, to which the independent petroleum engineers attributed a net present value, based on information furnished to them by Devon, in the range of $10-12 million as of December 31, 2005. Devon has informed the Trustee that the preliminary results of its review indicate that the Trust’s actual net profits interest in the Anton-Irish field is substantially less than the interest Devon previously reported to the Trust’s independent petroleum engineers and that the engineers used in the preparation of the December 31, 2005 reserve report. Based on the information provided by Devon, the Trustee believes that the net present value of the net profits interest actually owned by the Trust in the Anton-Irish field is insignificant, and expects that the next reserve report will reflect an insignificant net present value for the Anton-Irish field when prepared. The Trust intends to obtain a new reserve report as soon as possible. However, the petroleum engineers will be unable to prepare a new report until Devon has completed its review as described above.

Devon has cautioned the Trustee that its estimate of the amount of its overpayments to the Trust remains preliminary, and that Devon’s review is ongoing.

On May 1, 2007, the Trustee concluded, based on the information furnished to the Trustee by Devon as described above, that the Trust’s previously-issued financial statements, which include supplemental oil and gas reserve information, should no longer be relied upon. In addition, the Trustee concluded that the reserve reports previously delivered to the Trust and included and discussed in the Trust’s Annual Reports on Form 10-K, also should no longer be relied upon. The Trustee is unable to predict when revised financial statements and supplemental oil and gas information will be available.

Proposed Extension of Date for Sale of Net Profits Royalties to November 30, 2007

If the Unitholders approve the Proposal, the Trust Agreement will be amended as set forth on Exhibit A and described below:

•       The date by which the Trustee will be required to use its reasonable efforts to sell the Net Profits Interests will be extended from June 30, 2007 to November 30, 2007.

•       The date by which the Trustee would be required to obtain and deliver to Devon an independent appraisal of the value (as of September 30, 2007) of any Net Profits Interests remaining unsold at November 30, 2007 would be extended from August 15, 2007 to December 15, 2007.

•       The date on which the Trustee would be directed to take all reasonable actions to hold an unreserved auction or sealed bid sale of any remaining Net Profits Interests would be extended from December 3, 2007 to January 11, 2008.

The text of the proposed amendments to the Trust Agreement is attached as Exhibit A to this Proxy Statement, and reference is hereby made to the exact text of the amendments.

No Effect on Liquidation Date

Approval of the Proposal will not result in an extension of the date on which the Trust is required to liquidate. Approval of the Proposal also will not have any effect on the maturity date of the treasury obligations held under the Depositary Agreement, or on the distribution to the Unitholders of the amounts to which they will be entitled upon maturity of the treasury obligations. Approval of the Proposal also will not have any effect on the Wasson ODC Royalty.

Recommendation of Trustee

The Trustee recommends that Unitholders approve the Proposal. The Trustee believes that, in light of the issues described above, it would be difficult or impossible to sell the Net Profits Royalties for fair market value by June 30, 2007.

Vote Required

Approval of the Proposal will require the affirmative vote of the holders of a majority of the outstanding Units.

Trustee’s Intentions if Quorum cannot be Established or Unitholder Approval Cannot be Obtained

If a quorum is not present, or if, prior to the meeting, the Trustee determines that it is unlikely that a quorum will be established, or if for any other reason it appears to the Trustee that the Proposal may not be approved prior to June 30, 2007, the Trustee may seek judicial approval of the proposed amendments of the Trust Agreement in lieu of obtaining Unitholder approval. If the Trustee is unable to obtain judicial approval of the proposed amendments of the Trust Agreement in lieu of obtaining Unitholder approval, the Trustee will use all reasonable efforts to sell all of the Net Profits Interests held by the Trust for cash in accordance with the Trust Agreement and, if the sale has not been completed by June 30, 2007, the Trustee will continue to use all reasonable efforts to sell the Net Profits Interests and to comply with the Trust Agreement after June 30, 2007.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Trustee is not aware of any person holding more than 5% of the outstanding Units as of the Record Date except that SoftVest, LP, 400 Pine Street, Suite 1010, Abilene Texas 79601 has filed a Schedule 13G dated April 9, 2007 with the SEC reporting beneficial ownership of 316,298 Units, representing 5.02% of the outstanding Units, including shared voting and shared dispositive power to all such Units, by SoftVest, LP and the other persons identified in the Schedule 13G. Reference is hereby made to the Schedule 13G filed by SoftVest and such other persons for information regarding the beneficial ownership of each such person.

The Trust has no officers or directors or persons performing similar functions. The Trustee knows of no arrangements, including the pledge of Trust Units, the operation of which may at a subsequent date result in a change in control of the Trust.

OTHER INFORMATION

Certain Relationships And Related Transactions

None.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the holders of more than 10% of the Trust’s Units to file with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange initial reports of ownership of Units and reports of changes in such ownership. The Commission’s rules require such persons to furnish the Trust with copies of all Section 16(a) reports that they file. No such reports were filed or, to the knowledge of the Trustee, were required to be filed in 2006.

Costs of Proxy Solicitation

This solicitation is made by the Trustee. The Trust will pay the cost of soliciting these proxies, and will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of Units.

Without receiving additional compensation, officials and regular employees of the Trustee may solicit proxies personally, by telephone, fax or email from Unitholders if proxies are not promptly received. The Trustee has also retained MacKenzie Partners to assist in the solicitation of proxies at a cost of approximately $10,000 plus out-of-pocket expenses.

Deadline for Receipt of Unitholder Proposals

The Trust does not hold annual meetings of Unitholders. Accordingly, the Trust does not publish a date by which Unitholders must make proposals for inclusion in an annual meeting. Certain Unitholders, or groups of Unitholders, may call meetings of Unitholders pursuant to the terms of the Trust Agreement to approve any appropriate matter.

Where You Can Find More Information

The Trust files annual, quarterly and periodic reports and other information with the SEC. The Trust’s SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document the Trust files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The Trust Units are listed on the New York Stock Exchange under the symbol “SFF.” The Trust’s reports and other information filed with the SEC can also be inspected at the offices of the New York Stock Exchange.

The Trust will provide copies of the reports and other information filed with the SEC to any Unitholder, at the actual cost of reproduction, upon written request to the Trustee, The Bank of New York Trust Company, N.A., 919 Congress Avenue, Suite 500, Austin, Texas 78701.

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
Trustee of Santa Fe Energy Trust

Exhibit A

AMENDMENT TO TRUST AGREEMENT OF SANTA FE ENERGY TRUST

This Amendment (this “Amendment”) to Trust Agreement of Santa Fe Energy Trust is entered into as of the       day of June, 2007 by and between Devon Energy Production Company, L.P., a wholly owned subsidiary of Devon Energy Corporation, as successor in interest to Santa Fe Energy Resources, Inc., and The Bank of New York Trust Company, N.A., as successor in interest to Texas Commerce Bank National Association, but shall not be effective until approved by the Unitholders of Santa Fe Energy Trust as described herein.

WITNESSETH:

WHEREAS, Santa Fe Energy Resources, Inc. and Texas Commerce Bank National Association entered into the Trust Agreement of Santa Fe Energy Resources dated and effective November 19, 1992 (the “Original Agreement”); and

WHEREAS, Devon Energy Corporation, a Delaware corporation (“Devon”), is the successor in interest to Santa Fe Energy Resources, Inc., and The Bank of New York Trust Company, N.A., is the successor in interest to Texas Commerce Bank National Association and is serving as trustee (the “Trustee”) of Santa Fe Energy Trust (the “Trust”); and

WHEREAS, Section 10.02 of the Original Agreement permits certain amendments to be made to the Original Agreement with the consent of the Trustee and of Devon and the approval of the holders of a majority of the Trust Units present or represented at a meeting of the holders held in accordance with the provisions of the Original Agreement; and

WHEREAS, the Original Agreement directs the Trustee to use all reasonable efforts to effect a sale of all of the Net Profits Royalties (as defined in the Original Agreement) for cash by entering into a definitive sales agreement with the sale to be effective on or prior to June 30, 2007; and

WHEREAS, as a result of difficulties with the documentation relating to the correct ownership of the Net Profits Royalties and delays in the marketing of the Net Profits Royalties resulting from such documentation issues, the Trustee has determined that it would be prudent and in the best interests of the Trust Unitholders to delay the marketing and sale of the Net Profits Royalties while the difficulties with the documentation are resolved; and

WHEREAS, this Amendment sets forth amendments to the Original Agreement that would extend the date by which the Trustee would be required to use all reasonable efforts to effect a sale of all of the Net Profits Royalties from June 30, 2007 to November 30, 2007 and would extend related deadlines set forth in the Original Agreement; and Devon has consented to the proposed amendments, but the amendments will not become effective unless approved by the Trust Unitholders; and

WHEREAS, Article VIII of the Original Agreement authorizes the Trustee to call a meeting of the Trust Unitholders at any time, and pursuant to and in accordance with the provisions of Article VIII of the Original Agreement, the Trustee has called a meeting of the Trust Unitholders;

NOW, THEREFORE, SUBJECT TO THE APPROVAL OF THE TRUST UNITHOLDERS IN ACCORDANCE WITH THE PROVISIONS OF THE ORIGINAL AGREEMENT, THE ORIGINAL AGREEMENT IS HEREBY AMENDED AS FOLLOWS:

1.   Section 3.02(a).   Section 3.02(a) is hereby amended to read in its entirety as follows:

The Trustee is directed, without any vote of Trust Unitholders, to use all reasonable efforts to effect a sale of all of the Net Profits Royalties for cash by entering into a definitive sales agreement on or after June 30, 2006, which sale shall be effective on any date after June 30, 2006 and on or prior to November 30, 2007.

2.   Section 9.03.   Section 9.03 is hereby amended to read in its entirety as follows:

Notwithstanding the termination of the Trust pursuant to Section 9.02, the Trustee shall continue to act as trustee of the Trust Estate and as such shall exercise the powers granted under this Agreement until its duties have been fully performed and the Trust Estate finally distributed so that the affairs of the Trust may be liquidated and wound up. The net proceeds from any sale of the Net Profits Royalties made as provided in Section 3.02(a), 3.02(b), 9.03 or 9.04 shall be treated as cash receipts of the Trust during the Quarterly Period in which the net proceeds are received, except that any such proceeds received by the Trustee after December 31, 2007 and all other receipts of the Trust received after such date shall be retained by the Trustee until all remaining Net Profits Royalties have been sold at which time all such retained proceeds and proceeds of such final sale shall be distributed to Trust Unitholders of record as of the final record date referred to in Section 7.02(a) of the Deposit Agreement, together with all other remaining cash constituting the Trust Estate; provided that the Trustee shall first pay, satisfy and discharge all liabilities of the Trust, or if necessary, set up cash reserves in such amounts as the Trustee in its discretion deems appropriate for contingent liabilities. If the Net Profits Royalties are not sold by the Trustee pursuant to Section 3.02 on or prior to November 30, 2007, the Trustee shall engage an independent appraiser to appraise the fair market value thereof (as of September 30, 2007), which appraisal shall be delivered in writing to Santa Fe by December 15, 2007. Santa Fe shall thereupon be entitled but not obligated to purchase the Net Profits Royalties proposed to be sold for a cash purchase price in the amount of such fair market value (less the aggregate amount of distributions made to the Trust from the Net Profits Royalties since September 30, 2007) by delivery of an election notice to the Trustee within ten Business Days from the date of receipt by Santa Fe of the independent appraiser’s report. In the event Santa Fe elects not to so purchase the Net Profits Royalties proposed to be sold, the Trustee shall take all reasonable actions within its discretion necessary to arrange for an unreserved auction or sealed bid sale of the remaining Net Profits Royalties to be held on January 11, 2008, and the Trustee shall cause the remaining Net Profits Royalties to be sold to the highest cash bidder at such auction or sale. Notice of any sale by auction or sealed bid shall be mailed at least 60 days prior to such sale to each Trust Unitholder at his address as it appears upon the books of the Trustee. The Trustee shall not be required to obtain approval of the Trust Unitholders prior to selling any asset or property pursuant to this Section 9.03. Upon making final distribution to the Trust Unitholders, neither the Trustee nor the Entity serving in such capacity shall be under further liability except as provided in Section 6.01.

3.   Conforming Amendments.   The Trustee, with the further specific consent of Devon, is hereby authorized to make such further amendments to the Original Agreement as the Trustee may deem reasonably necessary in order to effectuate the intent of Sections 1 and 2 of this Amendment, without any further approval of the Trust Unitholders.

Except as set forth above, the Original Agreement shall remain in full force and effect. The foregoing amendments to the Original Agreement shall become effective upon approval by the Trust Unitholders.

Date: June     , 2007

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee of Santa Fe Energy Trust
By:
Mike Ulrich
Vice President
DEVON ENERGY PRODUCTION COMPANY, L.P.
By:	/s/ Lyndon Taylor
Name:	Lyndon Taylor
Title:	Vice President

CONSENT

Pursuant to Article X of the Trust Agreement of Santa Fe Energy Resources dated and effective November 19, 1992, Devon Energy Corporation hereby consents to the foregoing Amendment.

Date: May 25, 2007	DEVON ENERGY PRODUCTION COMPANY, L.P.
	By:	/s/ Lyndon Taylor
	Name:	Lyndon Taylor
	Title:	Vice President

Santa Fe Energy Trust

Proxy Solicited on Behalf of the Trustee of the
Santa Fe Energy Trust for the Special Meeting
to be Held June 22, 2007

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Special Meeting of Unitholders to be held June 22, 2007, and the Proxy Statement, and appoints Mike Ulrich and Sarah Newell, each of them individually, as his or her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned, with all powers which the undersigned would possess if personally present, and to vote all Trust Units of Santa Fe Energy Trust that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, on the record date at the Special Meeting of Unitholders of Santa Fe Energy Trust to be held at the offices of the Trustee, 601 Travis, 16th Floor, Houston, Texas 77002, on June 22, 2007 at 10:00 a.m.,  Central Time, and at any adjournment or postponement thereof, on all matters coming before said meeting.

You are encouraged to specify your vote by marking the appropriate box ON THE REVERSE SIDE. If you fail to specify your vote, your Proxy will be voted “FOR” the proposal contained on the reverse side of this Proxy. The Proxies cannot vote your Units unless you sign and return this card. Any Proxy may be revoked in writing at any time prior to the voting thereof.

Any Proxy when properly granted, will be voted in the manner directed and will authorize the Proxies to take action in their discretion upon other matters that may properly come before the meeting. Proxies are authorized to vote upon matters incident to the conduct of the meeting such as approval of one or more adjournments of the meeting for the purpose of obtaining additional Unitholder votes.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

Special Meeting Proxy Card

Proposal—Extension of Date for the Sale of the Net Profits Royalties and related deadlines as described in the Proxy Statement.

For: ☐      Against: ☐      Abstain: ☐

Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed. Please sign this Proxy EXACTLY as your name(s) appears on this Proxy card. Joint owners should each sign personally. If you are signing as a representative of the named Unitholder (e.g. as a trustee, corporate officer or other agent on behalf of a trust, corporation or other entity) you should indicate your FULL title or the capacity in which you sign.

Date (mm/dd/yyyy)

Signature 1
Signature 2
Please keep signature within the box